Exhibit 99.1 Dayton, OH April 24, 2007

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 24, 2007

MTC TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2007

DAYTON, OH, April 24 – MTC Technologies, Inc. (NASDAQ Global Select Market: MTCT), an industry-recognized provider of aircraft modernization and sustainment, professional services, C4ISR, and logistics solutions to the Department of Defense and national security agencies, today reported results for the quarter ended March 31, 2007.

•	Q1 revenue of $100.1 million; net income of $3.3 million

•	Q1 EBITDA of $9.4 million or 9.4% of revenue

•	$6.7 million of cash provided by operations

“While our results were slightly better than expected, our earnings are still depressed because of our increased expenses on business development and reorganization. I believe the combination of growth strategies and cost controls will elevate our performance in future quarters.” stated MTC Founder, CEO and Chairman of the Board, Raj Soin.

First Quarter Results:

Revenues of $100.1 million for the quarter ended March 31, 2007, reflected a 13.2% increase over the $88.4 million recorded in the same period of 2006. Revenue growth of $11.7 million resulted from approximately $8 million of revenue from the acquisition of Aerospace Integration Corporation (AIC) and approximately $4 million of organic growth for the balance of the company.

Gross profit of $15.4 million for the quarter ended March 31, 2007, increased 6.7% or $1.0 million over the $14.4 million recorded in the same period of 2006. Gross profit as a percentage of revenue decreased to 15.4% from 16.3% in the same period of 2006. The decrease in gross profit percentage was due to decreased margins at AIC as well as variations in business mix.

Operating income for the quarter ended March 31, 2007 was $6.9 million compared to $8.9 million recorded in the quarter ended March 31, 2006. The change is primarily attributable to increases in general and administrative expenses and amortization of acquisition-related intangible assets, partially offset by an increase in gross profit. The $2.8 million increase in general and administrative expenses for the quarter ended March 31, 2007 is primarily attributable to the additional general and administrative expenses resulting from the acquisition of AIC in the second quarter of 2006 as well an increase in labor expense.

Net income for the quarter ended March 31, 2007 was $3.3 million. This is a $1.6 million decrease from first quarter 2006 net income of $4.9 million. This change includes increased interest expense of approximately $0.7 million in connection with the acquisition of AIC made in the second quarter of 2006. Fully diluted earnings per share for the first quarter of 2007 were $0.22 compared to fully diluted earnings per share of $0.31 for the first quarter of 2006.

EBITDA of $9.4 million was 9.4% of revenue for the quarter ended March 31, 2007, which was a 12.0% decrease over the $10.7 million, or 12.1% of revenue, reported in the same period of 2006.

Mark Brown, President and Chief Operating Officer of MTC noted, “During the first quarter we made significant progress in refining our new organization and business development structure, ensuring MTC has the right talent with the right business experience, and closely examining the operating costs associated with our new organization. Our experience in the first quarter has demonstrated that we are properly organized to bring MTC effectively to the dynamic marketplace.”

Company Guidance:

The Company provided guidance for the second quarter of 2007.

	Share amounts in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Second Quarter 2007	At least $95 million	At least $3.2 million	At least $0.21 – Basic	15,160
			At least $0.21 – Diluted	15,190

1st Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its first quarter 2007 results. To obtain the dial-in number, please call our receptionist at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense and the intelligence community. Cited by Forbes as #16 of “25 Fastest- Growing Techs: 2006”, by Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC, with its subsidiaries, employs approximately 3,000 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	March 31, 2007	December 31, 2006
Current assets	$117,003	$121,953
Current liabilities	60,556	69,056
Working capital	56,447	52,897
Cash	2,151	3,342
Accounts receivable	82,066	90,630
Long-term bank debt	85,150	80,300
Stockholders’ equity	180,532	178,883
Total assets	332,236	334,309

Days Sales Outstanding (DSO’s) in accounts receivable at March 31, 2007 and March 31, 2006 were 80 and 85 days, respectively.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended March 31, 2007	Three months ended March 31, 2006
Net income	$3,280	$4,923
Income tax expense	2,114	3,163
Net interest expense	1,486	782
Depreciation and amortization	2,551	1,843

EBITDA	$9,431	$10,711

EBITDA is a non-GAAP measure which is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended March 31,
	2007	2006
Revenue	$100,094	$88,405
Gross profit	15,360	14,400
General and administrative expenses	6,944	4,194
Intangible asset amortization	1,536	1,338
Operating income	6,880	8,868
Net interest expense	1,486	782
Income before income tax expense	5,394	8,086
Income tax expense	2,114	3,163
Net income	3,280	4,923

Basic and diluted earnings per share	$0.22	$0.31
Weighted average common shares outstanding:
Basic	15,206,583	15,768,709
Diluted	15,234,588	15,808,524

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.